Exhibit 99.1

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE FIRST QUARTER ENDED MARCH 31, 2007

MANCHESTER, CT – April 27, 2007 — LYDALL, INC. (NYSE: LDL) today announced financial results for the first quarter ended March 31, 2007.

Net sales for the first quarter ended March 31, 2007 were $83.7 million compared with $82.2 million for the same period in 2006. Excluding the impact of foreign currency translation, net sales were essentially flat in the first quarter of 2007 compared with the first quarter of 2006. Net income for the current quarter was $1.8 million, or $.11 per diluted share, compared with $1.9 million, or $.12 per diluted share, for the first quarter of 2006.

Gross margin as a percent of net sales for the first quarter of 2007 was 21.3 percent compared with 21.8 percent for the same quarter of 2006. The decrease in the overall gross margin percentage was caused by a lower gross margin percentage from the Company’s active thermal business, included in the Thermal/Acoustical segment, which reduced the overall gross margin percentage by 1.0 percentage point during the first quarter of 2007 compared with the first quarter of 2006. Significant gross-margin improvement by the Filtration/Separation segment partially offset the extent of the impact of the active thermal business.

Selling, product development and administrative expenses were $14.9 million for the first quarter ended March 31, 2007 compared with $14.5 million for the same quarter of 2006. Lower benefit plan expense as a result of changes to the Company’s benefit plans in mid-2006 partially mitigated the impact of higher salaries and incentive compensation expense in the period.

Net cash used in operating activities was $2.2 million in the first quarter of 2007 compared with net cash provided by operating activities of $5.2 million in the first quarter of 2006. The net cash used in operating activities of $2.2 million resulted primarily from higher accounts receivable due to increased sales in the current quarter compared to the fourth quarter of 2006, as well as pension plan funding contributions of $1.7 million during the first quarter of 2007.

David Freeman, President and Chief Executive Officer, commented, “I am pleased with the progress made by our filtration/separation operations, particularly the growth in our air and liquid filtration businesses. In spite of the improvement in gross margins by our Filtration/Separation segment, our overall gross margin as a percent of net sales declined due to operational issues at the active thermal operation. Steps have been taken at the active thermal operation, including a reorganization of management, to improve systems and quality controls.

“In 2007, we will continue to concentrate on strategic sales growth and margin improvement and remain focused on operating efficiencies, resource allocation, and new-product development. In addition, our strong financial position will allow us to consider acquisitions or strategic alliances to complement our core competencies and support our strategic goals.”

Segment Information

Thermal/Acoustical – For the first quarter of 2007, Thermal/Acoustical segment net sales were $55.9 million compared with $56.4 million for the first quarter of 2006. Excluding the impact of foreign currency translation, segment net sales decreased by $1.9 million in the current quarter compared with the first quarter of 2006.

Automotive product net sales, net of the impact of foreign currency translation, increased by $0.4 million in the current quarter, including increased automotive part sales totaling $0.8 million compared with the same period a year ago. This increase in automotive parts net sales can be attributed to greater sales from the Company’s European businesses as a result of a continued strong automotive market in Germany. Increased parts sales were partially offset by lower tooling sales.

Lower net sales of active and passive thermal products of $1.5 million and $0.8 million, respectively, during the first quarter of 2007 more than offset the increases recorded by the automotive businesses. The decrease in net sales of active thermal products was primarily attributable to delayed shipments resulting from manufacturing and quality issues during the quarter. Changes in work-force personnel, which caused longer production cycles and increased re-work on a per-unit basis, as well as the implementation of a new manufacturing operating system, caused manufacturing and shipping delays during the current quarter. The decrease in net sales of passive thermal products was primarily due to lower sales of products sold to appliance OEMs.

Operating income for the Thermal/Acoustical segment decreased by $1.8 million during the current quarter compared with the first quarter of 2006. Operating income of the active and passive thermal businesses decreased by $1.1 million and $0.3 million, respectively, during the first quarter of 2007 compared with the first quarter of 2006. The active thermal business reported an operating loss of $0.8 million during the first quarter ended March 31, 2007. Lower active and passive thermal net sales, as well as higher per-unit manufacturing costs by the active thermal operation, contributed to the reduction in operating income during the quarter. In addition, the automotive businesses reported higher selling, product development and administrative expenses as a result of increased research and development, incentive compensation, sales commission, and salary and wage expenses during the quarter.

Filtration/Separation – Filtration/Separation segment net sales were $20.2 million in the current quarter compared with $18.4 million in the same period last year. Excluding the impact of foreign currency translation, segment net sales increased by $1.2 million, or 6.4 percent, in the current quarter. Higher air and liquid filtration products net sales primarily contributed to this growth. The air and liquid filtration businesses are benefiting from a strengthened sales and marketing team that is working closely with customers both domestically and abroad to deliver value-added products for their specific needs.

Operating income for the segment increased by $1.1 million, or 119 percent, for the first quarter of 2007 compared with the first quarter of 2006. Operating income in the current quarter was positively impacted by higher filtration product net sales, as well as improved gross margin performance in the segment. In addition, previously disclosed changes at the Company’s Vital Fluids’ business, including operational efficiency improvements, resulted in improved financial performance during the first quarter of 2007 compared with the first quarter of last year.

Conference Call

Lydall will host a conference call today at 10:00 a.m. ET to discuss its first quarter ended March 31, 2007 results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at 800-289-0449 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in the U.S., Europe, and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2006 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results,” and “Risk Factors” which outline certain risks regarding the Company’s forward-looking statements. Such risks include, among others: a major downturn of the automotive market, which accounted for approximately 54 percent of Lydall’s 2007 first quarter sales, dependence on large customers, pricing for automotive products, unforeseen changes in raw material pricing and supply, specifically, aluminum and other metals used in most of the Company’s heat-shield products and various fibers used in thermal/acoustical and filtration/separation products. In addition, increases in energy pricing, inherent risks at international operations, expansion into new geographic regions, the timing and performance of new-product introductions, compliance with environmental laws and regulations and strategic transactions can impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company Contact: Thomas P. Smith, Vice President, Chief Financial Officer and Treasurer, at One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com

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Lydall News Release	4 of 5	April 27, 2007

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended March 31,
	2007	2006
Net sales	$83,715	$82,188
Cost of sales	65,862	64,256

Gross margin	17,853	17,932
Selling, product development and administrative expenses	14,924	14,510

Operating income	2,929	3,422
Interest expense	108	455
Other income, net	(4)	(63)

Income before income taxes	2,825	3,030
Income tax expense	1,045	1,118

Net income	$1,780	$1,912

Basic earnings per common share	$0.11	$0.12
Diluted earnings per common share	$0.11	$0.12

Weighted average common shares outstanding	16,158	16,137
Weighted average common shares and equivalents outstanding	16,399	16,197

Summary of Segment Information

In thousands

(Unaudited)

	Quarter Ended March 31,
	2007	2006
Net Sales

Thermal/Acoustical	$55,949	$56,357
Filtration/Separation	20,150	18,377
Other Products and Services	8,261	8,068
Reconciling Items	(645)	(614)

Consolidated Totals	$83,715	$82,188

Operating Income

Thermal/Acoustical	$4,484	$6,247
Filtration/Separation	2,100	958
Other Products and Services	428	563
Corporate office expenses	(4,083)	(4,346)

Consolidated Totals	$2,929	$3,422

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Lydall News Release	5 of 5	April 27, 2007

Financial Position

In thousands except ratio data

(Unaudited)

	March 31, 2007	December 31, 2006
Cash and cash equivalents	$4,523	$6,402
Working capital	$55,393	$50,610
Total debt	$12,185	$10,106
Stockholders’ equity	$164,878	$161,217
Total capitalization	$177,063	$171,323
Current ratio	2.18	2.16
Total debt to total capitalization	6.9%	5.9%

Cash Flows

In thousands

(Unaudited)

	Quarter Ended March 31,
	2007	2006
Net cash (used for) provided by operating activities	$(2,226)	$5,161
Net cash used for investing activities	$(2,915)	$(1,959)
Net cash provided by (used for) financing activities	$3,245	$(3,224)
Depreciation and amortization	$3,824	$4,021
Capital expenditures	$2,915	$1,959

Common Stock Data

Quarter Ended March 31,

	2007	2006
High	$16.07	$10.02
Low	$10.19	$8.15
Close	$15.89	$9.65

During the first quarter of 2007, 7,060,922 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

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